Confidential information has been omitted from this Exhibit and filed separately with the Commission pursuant to a confidential treatment request under Rule 24b-2.

Exhibit 10.3

KEC # 807

Master Coal Purchase and Sale Agreement

between

Otter Tail Power Company (“Otter Tail”), a division of
Otter Tail Corporation,
Montana-Dakota Utilities Co. (“MDU”), a division of MDU
Resources Group, Inc,
NorthWestern Corporation, doing business as
NorthWestern Energy (“NorthWestern”)

and

Kennecott Coal Sales Company

Master Coal Purchase and Sale Agreement Index

Article 1.   General Terms and Definitions

Article 2.   Term

Article 3.   Quantity

Article 4.   Delivery and Transportation

Article 5.   Title and Risk of Loss; Equipment Damage

Article 6.   Coal Quality Specifications

Article 7.   Sampling and Analysis

Article 8.   Weighing

Article 9.   Price and Price Adjustments

Article 10. Invoices, Payments, Netting, Set off, and Credit Ratings

Article 11. Force Majeure

Article 12. Records, Audits, Access

Article 13. Default, Remedies, and Termination

Article 14. Notices

Article 15. Cooperation

Article 16. Warranty, Limitation on Liability, Duty to Mitigate & Indemnification

Article 17. Limitation on Waiver

Article 18. Confidentiality

Article 19. Entirety, Amendments

Article 20. Successors and Assigns

Article 21. Governing Laws

Article 22. Interpretation

Article 23. Resale and Buyer’s Obligations

Article 24. Survival

MASTER COAL PURCHASE AND SALE AGREEMENT

This MASTER COAL PURCHASE AND SALE AGREEMENT (“Agreement”) is entered into and is effective as of the 1st day of June 2004, between Kennecott Coal Sales Company (“Kennecott”), an Oregon corporation, and Otter Tail Power Company (“Otter Tail”), a division of Otter Tail Corporation, a Minnesota corporation, Montana-Dakota Utilities Co. (“MDU”), a division of MDU Resources Group, Inc, a Delaware corporation, and NorthWestern Corporation, doing business as NorthWestern Energy (“NorthWestern”), a Delaware corporation. Kennecott, Otter Tail, MDU, and NorthWestern may be individually referred to herein as a “Party” or collectively as “Parties”.

RECITALS

WHEREAS, each Party is engaged in the sale and/or purchase of Powder River Basin (“PRB”) Coal or other Coal. The Parties believe it will be mutually beneficial to set the terms and conditions under which such Coal sales and purchases may be made between them.

IN CONSIDERATION of the mutual covenants and promises set forth hereafter, the Parties to this Agreement, intending to legally bind themselves, agree now as follows:

ARTICLE 1. GENERAL TERMS AND DEFINITIONS

1.01	The terms of this Agreement shall govern all purchases and sales of Coal between the Parties (hereinafter “Transactions”) or options thereon during the term of this Agreement unless the Parties expressly indicate otherwise. All amendments, modifications, revisions and changes to this Agreement or any related Transaction or option must be in writing and signed by both Parties. If the Parties enter into an option concerning the purchase and/or sale of Coal, the terms and conditions of this Agreement and the Confirmation Letter shall govern the Transaction once the option has been exercised.

1.02	For individual Transactions, the Parties shall enter into a written Confirmation Letter (hereinafter “Confirmation”) that sets forth and defines the following: the Buyer, the Seller, the price, price adjustments, quantity, term, quality specifications, mine(s), and any other Transaction-specific provisions mutually agreed upon by the Parties. All Confirmations shall be in writing, signed by both Parties. The Parties intend the provisions of each individual Confirmation and the provisions of this Agreement be construed as one single integrated agreement and that without a written Confirmation the Parties would not otherwise enter into a Transaction. Any inconsistency or conflict between provisions of the individual Confirmation and provisions of this Agreement shall be resolved in favor of any provisions of the Confirmation.

1.03	Each of the following terms when used in this Agreement will have the meaning given to it in this section:

a)	“Actual Btu” means the monthly ton-weighted average as-received calorific value (stated in Btu/lb.).

b)	“Buyer” means the Party to a Transaction who is obligated to purchase and receive Coal, or causes Coal to be received.

c)	“Claim” means all claims or actions threatened or filed that directly or indirectly relate to the subject matter of this Agreement, including but not limited to indemnity, the resulting losses, damages, expenses, reasonable attorneys’ fees and costs.

d)	“Coal” means any and all Coal to be sold by Seller and purchased by Buyer pursuant to the terms and conditions of this Agreement.

e)	“Electronic” means faxes, telegraphs, emails, and all other forms of electronic data transfer.

f)	“Standard Btu” means the standard calorific value as set forth in a Confirmation (stated in Btu/lb.) and is the basis for a price adjustment as described in Section 9.03.

g)	“Seller” means the Party to a Transaction who is obligated to sell and deliver Coal or causes Coal to be delivered.

h)	“Ton” means 2,000 pounds avoirdupois.

i)	“Loading Provisions” means the terms and conditions of Buyer’s transportation contracts or excerpts thereof that Seller has reviewed and approved. The Loading Provisions are further described in Section 4.04 and attached as Exhibit A.

ARTICLE 2. TERM

2.01	This Agreement shall begin on the date first set forth above and shall continue in effect until terminated by either Party upon sixty (60) days written notice to the other Party, which right of termination shall be each Party’s absolute right to exercise. Termination of this Agreement under this Article shall not affect either Party’s rights and obligations with respect to any Transactions that have been agreed to in writing in a Confirmation prior to termination.

ARTICLE 3. QUANTITY

3.01	Buyer shall be obligated to purchase and pay for, and Seller shall be obligated to sell and tender for delivery, the amount of Coal agreed to in a Confirmation, except as may be limited by Article 11 of this Agreement.

3.02	Unless otherwise limited in the Confirmation, Buyer has the right to ship or use the Coal delivered under this Agreement at any location or for any such purpose Buyer designates.

ARTICLE 4. DELIVERY AND TRANSPORTATION

4.01	For each Transaction, Seller agrees to tender to Buyer and Buyer agrees to accept from Seller the quantity of Coal as provided in the relevant Confirmation. Seller shall tender the

Coal to Buyer in accordance with reasonable monthly delivery schedules to be submitted by Buyer in accordance with the Agreement and the Confirmation. Schedules shall be based on a ratable monthly basis unless otherwise agreed to by both Parties. In addition, Buyer shall provide Seller with monthly schedules at least sixty (60) days prior to the beginning of each applicable month. If the Seller objects to a schedule submitted by Buyer, Seller shall notify Buyer of its objections within fifteen (15) days of Seller’s receipt of such schedule and the Parties shall work together in good faith to agree on a reasonable and mutually acceptable schedule. The mine(s) used to source the Coal supplied under this Agreement shall be any mine set forth in the Confirmation.

4.02	Buyer shall supply the appropriate unit train railcars. Said railcars shall be of a size compatible with the loading requirements set forth in this Agreement. Unit train sizes will normally vary from 105 to 135 railcars per train; however, depending on railcar availability, shorter or longer trains may occasionally be operated by mutual agreement.

4.03	Unless excused by Article 11 of this Agreement, if Buyer fails over a quarterly basis to schedule the appropriate unit trains for delivery of an amount of Coal scheduled under a Transaction, Seller shall have the right at Seller’s sole option to reduce the annual quantities of that Transaction by the deficit from the scheduled amount. This right shall be in addition to any other rights available to Seller hereunder.

4.04	Seller shall cause Coal to be loaded and delivered at the loading facilities into railcars supplied by Buyer. Seller agrees to comply with the weighing and railcar Loading Provisions. Said Loading Provisions are subject to Seller’s ability to load the required net tonnages in Buyer’s railcar without significant risk of spillage or exceeding railcar limits and shall be in general compliance with industry standards for the applicable coal region. Seller shall have at least 48 hours notice of any changes to the Loading Provisions. If the changes to the Loading Provisions are inconsistent with Seller’s commitments as otherwise set forth in this

Agreement and Seller’s then current operating practice, Seller shall not be liable for noncompliance with such changes unless expressly accepted by Seller. Should the obligations as set forth in this Article 4 not be met, and as a result, Buyer incurs costs under its transportation agreement with the rail carrier as a direct result of Seller’s not meeting its obligation hereunder and such failure is not the fault of either Buyer or the railroad, then Seller shall reimburse Buyer for any such costs as set forth in Exhibit A.

4.05	The scheduled Coal shall be F.O.B. loaded in Buyer-provided railcars at the delivery point located at each individual mine (“Delivery Point”). Buyer’s railcars and unit train shall be compatible with Seller’s trackage, storage and loading facilities, and shall be ready to load upon arrival at the individual mine. Seller shall load each railcar at Seller’s expense and shall complete the loading of all railcars in each unit train within four hours after the first empty railcar is actually placed by the railroad under the Seller’s loading chute. Unless excused by Article 11 or due to actions of Buyer or Buyers rail carrier, Seller shall be responsible for demurrage or other charges invoiced to Buyer by Buyer’s rail carrier resulting directly from Seller’s failure to load Buyer’s trains as provided above.

4.06	Seller is required to load each railcar to the gross weight(s) designated in the Confirmation; however, under no circumstances will the gross weight exceed the maximum limit established by the rail carrier(s) for the railcar type and for the designated train routes. Should Seller load any railcar on Buyer’s behalf outside of these specified limits, the Seller assumes any and all reasonable costs which may be charged by the rail carrier(s) and paid by Buyer as a direct result of such underloading or overloading of these railcars.

ARTICLE 5. TITLE AND RISK OF LOSS; EQUIPMENT DAMAGE

5.01	Title to the Coal and all risk of loss shall pass to Buyer upon completion of loading all railcars in each unit train at the Delivery Point.

5.02	Seller shall be responsible for, and shall indemnify Buyer for, any and all direct reasonable costs resulting from damage to: (i) Buyer’s or its contracted rail carriers’ equipment if such equipment is damaged while on Seller’s property except to the extent such damage is caused by the negligence or recklessness of Buyer or its contracted rail carrier; and (ii) Buyer’s equipment, including mobile railcars and stationary equipment at Buyer’s electric generating station, if said equipment is damaged as a result of non-Coal material having been interspersed with the tendered Coal prior to leaving Seller’s mine property.

ARTICLE 6. COAL QUALITY SPECIFICATIONS

If the Parties set forth coal quality specifications in a Confirmation, the following Sections 6.01 – 6.03 shall apply with respect to those specifications.

6.01	At the Delivery Point, all tendered Coal shall be raw, substantially free of magnetic material and other foreign material impurities, and crushed to a maximum size as set forth in the Confirmation as determined in accordance with applicable American Society of Testing and Materials (ASTM) standards.

6.02	If there are three (3) Non-Conforming Shipments as defined in Section 6.04, whether rejected or not, under a Transaction in any three (3) month period or, if two (2) out of four (4) consecutive shipments under a Transaction are Non-Conforming Shipments, Buyer may upon notice confirmed in writing and sent to Seller, suspend future shipments except those shipments already loaded into railcars. Seller shall, within sixty (60) days, provide Buyer with reasonable assurances that subsequent deliveries of Coal shall meet or exceed the specifications set forth in the Confirmation. If Seller fails to provide such assurances within that sixty (60) day period, Buyer shall have the right to terminate the Transaction without further obligation hereunder on the part of either party. Termination shall be the sole remedy of Buyer under this Section. Buyer’s waiver of this right for any one train shall not constitute a waiver for subsequent trains. If Seller provides such assurances to Buyer’s reasonable satisfaction, deliveries hereunder shall resume and any tonnage deficiencies resulting from suspension may be made up at Buyer’s sole option subject to a mutually agreeable schedule. Buyer shall not unreasonably withhold its acceptance of Seller’s assurances, or delay the resumption of shipment.

6.03	The Parties recognize during the performance of a Transaction, legislative, regulatory bodies or the courts may adopt environmental laws, rules, and regulations that will make it impossible or commercially impracticable for Buyer to utilize or to remarket Coal purchased under this Agreement. If, as a result of the adoption of such laws, rules, and regulations or changes in the interpretation or enforcement thereof, Buyer, in good faith, decides it will be impossible or commercially impracticable for Buyer to utilize or to remarket such Coal, Buyer shall promptly notify Seller in writing. After receiving such notification, Buyer and Seller shall promptly consider whether corrective actions can be taken in the mining and preparation of the Coal, in the operation of Buyer’s generating station, or in Seller’s substituting different source Coal. If in the Parties’ reasonable judgment such actions will, make it impossible and commercially impracticable for Buyer to utilize or to remarket tendered Coal without violating any applicable law, regulation, policy, or order, Buyer shall have the right, upon sixty (60) days notice to Seller, to terminate the Transaction without further obligation on the part of either party. Termination shall be the sole remedy of Buyer and Seller under this section.

If Rejection Limits are specified in the Confirmation, this Section 6.04 shall apply.

6.04	If any Shipment of Coal triggers any of the Rejection Limits specified in the Confirmation for a Transaction (a “Non-Conforming Shipment”), Buyer shall have the option, within twenty-four (24) hours of Buyer’s receipt of the quality analysis of the Coal, of either (i) rejecting such

Non-Conforming Shipment prior to unloading the Coal, or, (ii) accepting the Non-Conforming Shipment and in addition to any quality adjustments outlined in the Confirmation, reducing the price of Coal for such trainload by (*) per ton. If Buyer fails to timely exercise its rejection rights under this Section as to a Shipment, Buyer shall be deemed to have waived such rights to reject with respect to that Shipment only. Buyer’s failure to timely exercise such notice does not constitute a waiver of its right to any penalty adjustment provided for herein or in the relevant Confirmation. If Buyer timely rejects the Non-Conforming Shipment, Seller shall be responsible for promptly transporting the rejected Coal to an alternative destination determined by Seller and, if applicable, promptly unloading such Coal. Seller shall reimburse Buyer for all reasonable costs and expenses associated with the transportation, storage, handling and removal of the Non-Conforming Shipment. Buyer shall cooperate with Seller in minimizing Seller’s cost of redirecting the rejected Coal. Seller shall replace the rejected coal within a reasonable period of time.

ARTICLE 7. SAMPLING AND ANALYSIS

7.01	Seller shall cause, at its expense, the Coal in each unit train to be sampled and analyzed at the individual mine in accordance with applicable ASTM standards. Buyer shall have the right, at its own risk and expense, to have a representative present at any and all times to observe sampling and analysis procedures. All samples shall be divided into three (3) parts and put in suitable airtight containers. One part shall be furnished to Buyer or its designee for its analysis, one part shall be retained for analysis by Seller or its designee (which analysis shall be the basis for payment), and the third part shall be retained by Seller or its designee in one of the aforesaid containers properly sealed and labeled for a period thirty (30) days after the date of sample collection. Buyer’s samples are to be clearly labeled as to mine, date of sampling, date of preparation, and other identification as to shipment (such as train identification number) and are to be sent within forty-eight (48) hours of train loading to the address listed below unless a different address is provided by Buyer in the Confirmation or otherwise in writing. Seller shall cause the following data, subject to future adjustment, to be provided to Buyer by a mutually agreed upon method of electronic data transmission within forty-eight (48) hours of train loading: tonnage (gross, net, and tare average for each railcar and the unit train in total), and the average calorific value, % moisture, % ash, % sulfur, and % Na2O in ash (if set forth in the Confirmation), (the “Short Proximate Analysis”). Any additional analysis requested by Buyer that exceeds the information provided in the Short Proximate Analysis shall be at Buyer’s expense.

Mailing address for sample splits:

Big Stone Plant
P.O. Box 218
48450 144th Street
Big Stone City, SD 57216

7.02	In the event a dispute arises between Buyer and Seller within thirty (30) days of Seller’s analysis due to a difference between Buyer and Seller’s short proximate analyses of a sample that exceeds the ASTM interlab repeatability limits, an independent testing laboratory, mutually agreeable to Buyer and Seller, will be retained to analyze the third part of such sample. The Party whose calorific value analysis is closest to the independent analysis shall prevail and such Party’s calorific value analysis shall govern for the trainload in question. In such case, the cost of the analysis made by such independent testing laboratory will be borne by the Party whose calorific value analysis is furthest from the independent analysis and therefore, not used. In the event both Parties’ calorific value analyses differ from the independent testing laboratory’s result by the same amount, the independent testing laboratory’s result shall govern for the trainload in question and the Parties shall share equally the cost of the independent testing.

ARTICLE 8. WEIGHING

8.01	Certified commercial scales at Seller’s train loading facility at each individual mine will determine weights. Scales shall be calibrated and tested as customary in industry practice with copies of calibration and testing reports provided to Buyer upon request. If Seller’s scales are not available to determine the valid net weight of all of the railcars in a unit train but valid weights are obtained for thirty (30) or more railcars in such train, the arithmetic average of all of the valid net weights of the thirty or more railcars in such train shall be used as the net weight for each railcar in such train for which a valid net weight was not determined by Seller’s scales. If Seller’s scales are inoperative or fail to determine the valid net weight of at least thirty (30) railcars in a unit train, the weighted arithmetic average of the net railcar weights of the previous ten (10) unit trainloads of Coal shipped to Buyer shall be used as the net weight for each of the unweighed railcars in such train. The calculation of the weighted arithmetic average net weight for the previous ten (10) unit trainloads shall exclude all bad-order railcars, which were not loaded, and any trainload of Coal for which the net weights were estimated on thirty (30) or more railcars. The Buyer shall be notified electronically immediately after the above instance occurs.

ARTICLE 9. PRICE AND PRICE ADJUSTMENTS

9.01	For all Coal delivered under this Agreement, Buyer shall pay Seller the base price as set forth in the Confirmation.

9.02	Seller shall be solely responsible for all assessments, fees, costs, expenses, and taxes relating to the mining, production, sale, use, loading and tender of Coal to Buyer or in any way accruing or levied prior to transfer of title to the Coal to Buyer and including, without limitation, severance taxes, royalties, ad valorem, black lung fees, reclamation fees and other costs, charges and liabilities. The base price includes reimbursement to Seller of all environmental, land restoration and regulatory costs, including without limitation any reclamation costs required under applicable federal, state or local law as of the date of the Transaction. Buyer shall be responsible for any sales and/or use tax unless Buyer provides Seller an appropriate exemption certificate or similar document. The base price shall be subject to adjustments for changes in existing laws and regulations (including changes in levies and rates), or new laws or regulations, or changes in interpretations thereof enacted and in force during the term of sale set forth in the Confirmation that change Seller’s costs of producing Coal for delivery pursuant to any Confirmation. Notwithstanding the above, no price adjustment will occur under this Section until the cumulative effect of all such changes equals or exceeds (*) per ton for any calendar year under a Transaction. Seller shall use commercially reasonable best efforts to inform Buyer of any such change as soon as Seller becomes aware of such change and its effect on the base price of Coal hereunder.

9.03	The base price may also include an adjustment based upon the calorific value, sulfur content or other qualities of the Coal as the Parties may mutually agree upon and as set forth in the Confirmation.

ARTICLE 10. INVOICES, PAYMENTS, NETTING, SET OFF, AND CREDIT RATINGS

10.01	Based on Seller’s weights, Seller will invoice Buyer twice a month for all Coal delivered. Invoices for quality adjustment, as provided in a Transaction, shall be issued monthly, based on Seller’s analyses. Seller shall clearly indicate Buyer’s applicable purchase order number on all invoices. Each invoice shall state for each trainload of Coal: the quantity of Coal delivered, the Actual Btu and SO2, % Na2O in ash (if set forth in the Confirmation) and the invoice price and any other required quality adjustment. Invoices shall be mailed or electronically transmitted, as applicable, to:

Invoices to Otter Tail Power Company, as agent for the Big Stone Plant Owners:
Big Stone Plant
Attn: Fuel Supervisor
P.O. Box 218
48450 144th Street
Big Stone City, SD 57216

Invoices to Kennecott:
Kennecott Coal Sales Company
Attn: Revenue Accounting
Caller Box 3017 (82717-3017)
405 West Boxelder Road, Suite D

Gillette, WY 82718
ACH/Wires to Kennecott:
Kennecott Energy and Coal
Account (*)
Wells Fargo Bank
41 East 100 South
ACH ABA (*)
Wire ABA (*)

Payment Detail:
To ensure proper allocation of payments to appropriate invoice, e-mail invoice numbers and amounts to: keccash@kenergy.com or information may be faxed to (307) 687-6010

10.02	For all invoices, payment will be made within 5 business days of receipt of that invoice. Amounts shall be paid via electronic means (i.e., ACH or Federal Reserve wire transfer of funds). The wire transfer of funds shall be sent to Seller’s bank as indicated on the invoice.

10.03	In the event Buyer in good faith disputes part or all of an invoice, notice of the disputed portion, with reasons for dispute, must be given prior to the due date of the invoice and the undisputed portion shall be paid by the due date. If the disputed portion is determined to have been properly due and payable, interest on that portion in dispute and which has not been paid shall accrue from the date that portion was due and payable. If a disputed portion is paid and is later determined not to have been properly due and payable, interest will similarly be refunded from the date payment had been received. Interest shall be paid at one (1) percentage point over the then current U.S. prime rate as listed in the Money Rates section of The Wall Street Journal. All invoices will be final and not subject to further adjustments or correction unless objection to the accuracy thereof is made prior to the lapse of one (1) year after the termination of the applicable Transaction.

10.04	If each Party or Party’s affiliate is required to pay an amount to the other Party in the same invoice period, then such amounts with respect to each Party may be aggregated and the Parties may discharge their obligations to pay through netting; in which case, the Party owing the greater aggregate amount shall pay to the other Party the difference between the amounts owed.

10.05	Each Party reserves to itself all rights, setoffs, counterclaims, and other remedies and defenses to the extent not expressly denied or waived herein which such Party has or may be entitled to arising from or out of this Agreement. All outstanding Transactions and the obligations to make payment in connection under this Agreement may be offset against each other, set off, or recouped therefrom.

10.06	If a Party fails to pay amounts under this Agreement within 5 business days after receipt of invoice, unless such amount is the subject of a dispute as provided above, or is excused by Article 11, in addition to the rights and remedies otherwise provided in this Agreement, the aggrieved Party shall have the right to suspend performance under any or all Transactions under this Agreement. If such failure to pay continues for an additional 5 business days, the aggrieved Party shall have the right to terminate this Agreement and all Transactions and shall be entitled to all other rights under this Agreement.

10.07	Should the creditworthiness or either Party’s ability to perform become unsatisfactory to the other Party, or if situations develop where either Party could reasonably conclude that a credit downgrade or protection under bankruptcy code is imminent, then the failing Party will provide satisfactory security or assurances.

10.08	If a Party’s or any of its affiliates’ credit falls below investment grade (BBB- as defined by Standard & Poor’s, Moody’s, or the equivalent), the failing Party shall provide the non-failing Party with a mutually agreed upon credit enhancement in the form of, but not limited to, letters of credit, compressed payment terms or cash on delivery. If the failing Party does not provide an acceptable credit enhancement within 48 hours of notice, the non-failing Party shall have the right to suspend shipments and seek remedies as set forth in this Master

Agreement.

10.09	The Parties acknowledge that NorthWestern is currently in bankruptcy and its credit rating is below investment grade. Unless there is a material adverse change in NorthWestern’s current financial condition, no credit enhancement, security, or assurances shall be required. In the event of a material adverse change in NorthWestern’s current financial condition and NorthWestern is unable to provide an acceptable credit enhancement as required in Section 10.08, either MDU and/or Otter Tail shall provide such credit enhancement, which may, in that event, be an assurance of payment from either MDU and/or Otter Tail.

ARTICLE 11. FORCE MAJEURE

11.01	The term “Force Majeure” as used herein shall mean an act or event that is not reasonably within the control and is without the fault of the party claiming Force Majeure including without limitation, acts of God; acts of the public enemy; insurrections; terrorism; riots; labor disputes; boycotts; fires; explosions; floods; breakdowns of or damage to major components or equipment of Buyer’s generating station, Seller’s mine, or transmission systems or Buyer’s transportation; embargoes; acts of judicial or military authorities; acts of governmental authorities; inability to obtain necessary permits, licenses, and governmental approvals after applying for same with reasonable diligence; or other causes which prevent the producing, processing, and/or loading of Coal by Seller, or the receiving, accepting, unloading and/or utilizing of Coal by Buyer. Force Majeure includes the failure of a Party’s contractor(s) to furnish labor, services, Coal, materials or equipment in accordance with its contractual obligations (but solely to the extent such failure is itself due to Force Majeure).

11.02	If, because of Force Majeure, either Party fails to perform any of its obligations under this Agreement (other than the obligation of a Party to pay money), and if such Party shall promptly give to the other Party written notice of such Force Majeure, then the obligation of the Party giving such notice shall be suspended to the extent made necessary by such Force Majeure and during its continuance; provided, the Party giving such notice shall use good faith efforts to eliminate such Force Majeure, insofar as reasonably possible, with a minimum of delay. Should the situation of Force Majeure exceed sixty (60) consecutive days, the Party not affected by the Force Majeure event may, at its option, terminate the Transaction in whole or in part and neither Party shall have any further obligation to the other Party; however, each Party shall be obligated to make any payments which had become due and payable prior to such termination. Any deficiencies in deliveries of Coal caused by an event of Force Majeure shall not be made up, except by mutual consent. The affected Party shall provide suitable proof to the other Party to substantiate any claim made under this Article 11.

11.03	Both Parties agree significant capital expenditures and settlement of strikes and lockouts shall be entirely within the discretion of the Party having the difficulty. The above requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require significant capital expenditure or settlement of strikes and lockouts by acceding to the demands of the opposing Party when such course is inadvisable in the discretion of the Party having difficulty.

11.04	The loss of Buyer’s markets or Buyer’s inability to economically use or resell Coal purchased hereunder, the loss of Seller’s supply or Seller’s ability to sell Coal to a market at a more advantageous price, the change in the market price of Coal or price of power, or regulatory or contractual disallowance of the pass-through of the costs of Coal or other related costs shall not constitute events of Force Majeure.

ARTICLE 12. RECORDS, AUDITS, ACCESS

12.01	Seller shall maintain books and records relating to the supply of Coal under this Agreement and the applicable Transaction for a period of not less than two (2) years after the end of each calendar year for all Coal tendered during such calendar year.

12.02	Upon reasonable notice and during normal business hours, Buyer and/or Buyer’s independent auditors shall have the right to inspect Seller’s books and records relating to all provisions of this Agreement which include Coal quality, quantity shipped, and price adjustments or as may be necessary to satisfy inquiries from governmental or regulatory agencies, but only to the extent necessary to verify the accuracy of any statement, charges or computations made pursuant to this Agreement and/or a Transaction. Seller shall make a reasonable effort to facilitate Buyer’s inspection of such records in Seller’s possession. Buyer and its auditors, to the extent permitted by law or regulation, shall treat all such information as confidential.

ARTICLE 13. DEFAULT, REMEDIES, AND TERMINATION

13.01	The remedies set forth in this Section 13.01 shall cover the non-defaulting Party’s remedies for the defaulting Party’s failure to perform prior to any termination for default that may occur.

a)	As an alternative to the damages provision below, if the Parties mutually agree in writing, the non-performing Party may schedule deliveries or receipts, as the case may be, pursuant to such terms as the Parties agree in order to discharge some or all of the obligation to pay damages. In the absence of such agreement, the damages provision of this Article shall apply.

b)	Unless excused by Force Majeure, if Seller fails to deliver the quantity of Coal in accordance with the applicable Confirmation and this Agreement, Seller shall pay to Buyer an amount for each ton of Coal of such deficiency equal to (i) the lowest reasonable market price on an equivalent per mmBtu SO2 adjusted basis at which Buyer is able, or (ii) at the time of Seller’s breach, would be able to purchase or otherwise receive comparable supplies of Coal of comparable quality minus the base price agreed to for the specific Transaction; except that if such difference is negative, then neither Party shall have any obligation to make any deficiency payment to the other.

c)	Unless excused by Force Majeure, if Buyer fails to accept delivery of the quantity of Coal in accordance with the applicable Confirmation and this Agreement, Buyer shall pay to Seller an amount for each ton of Coal of such deficiency equal to (i) the base price agreed to for the specific Transaction minus the highest reasonable market price on an equivalent per mmBtu SO2 adjusted basis at which Seller is able, or (ii) would be able, to sell or otherwise dispose of the Coal at the time of Buyer’s breach; except that if such difference is negative, then neither Party shall have any obligation to make any deficiency payment to the other.

d)	Buyer and Seller shall be subject to commercially reasonable good faith obligation to mitigate any damages hereunder.

13.02	The occurrence of any of the following shall constitute an “Event of Default”:

a)	Failure by either Party to pay any amounts due.

b)	Either Party materially breaches any contractual obligation under this Agreement.

c)	Either Party (i) makes any general assignment or any general arrangement for the benefit of creditors, (ii) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy or similar law for the protection of creditors or has such a petition involuntarily filed against it and such petition is not withdrawn or dismissed within thirty (30) days after such filing, (iii) otherwise becomes bankrupt or insolvent (however evidenced), or (iv) is unable to pay its debts as they fall due.

13.03	In addition to the non-defaulting Party’s remedies under this Article, in the Event of Default with respect to a specific Transaction, the non-defaulting Party shall have the same rights with respect to such specific Transaction as it has under this Agreement in addition to the right to exercise all other rights and remedies available under applicable law.

ARTICLE 14. NOTICES

14.01	Except as expressly provided otherwise, any notice, election or other correspondence required or permitted hereunder shall become effective upon receipt and, except invoices and payments, shall be deemed to have been properly given or delivered when made in writing and delivered personally to the Party to whom directed, or when sent by United States certified mail with all necessary postage prepaid and a return receipt requested, or by a nationally recognized overnight delivery service with charges fully prepaid and addressed to the Party at the below-specified address:

Notices to Kennecott:
Kennecott Coal Sales Company
Attn: Contract Administration
Caller Box 3009 (82717-3009)
505 South Gillette Avenue
Gillette, WY 82716
Phone: (307) 687-6019
Fax: (307) 687-6009

Scheduling to Kennecott:
Kennecott Coal Sales Company
Attn: Customer Service Department
Caller Box 3009 (82717-3009)
505 South Gillette Avenue
Gillette, WY 82716
Phone: (307) 685-6110
Fax: (307) 687-6009

Notices to Buyer:
Otter Tail Power Company
Production Services
P.O. Box 496
215 South Cascade Street
Fergus Falls, MN 56538-0496

Scheduling to Buyer:
Big Stone Plant
Fuel Supervisor
P.O. Box 218
48450 144th Street
Big Stone City, SD 57216

The addresses may be changed upon written notice in the manner provided above, and no amendment hereof shall be required for a change of address under this Article 14.

ARTICLE 15. COOPERATION

15.01	Each Party agrees to take all further action that may be reasonably necessary to perform and to effectuate the purposes and intent of the Agreement, the Confirmation, and any particular Transaction.

ARTICLE 16. WARRANTY, LIMITATION ON LIABILITY, DUTY TO MITIGATE &
INDEMNIFICATION

16.01	In no event shall either Party be liable to the other Party for incidental, consequential or punitive damages however and wherever arising out of, or in connection with, this Agreement or any Transaction.

16.02	EXCEPT AS EXPRESSLY WARRANTED HEREIN, IT IS EXPRESSLY AGREED THAT SELLER MAKES NO WARRANTY EXPRESSED OR IMPLIED AS TO THE QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE COAL TO BE DELIVERED UNDER THIS AGREEMENT OR AS TO THE RESULTS TO BE OBTAINED FROM THE USE OF SUCH COAL. SELLER SHALL NOT BE LIABLE FOR

ANY INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION LOSS OF PROFITS OR OVERHEAD, BY VIRTUE OF ITS BREACH OF ANY OF ITS OBLIGATIONS UNDER THE AGREEMENT. NOTHING IN THIS ARTICLE SHALL BE CONSTRUED AS LIMITING BUYER’S RIGHT, SUBJECT TO THE TERMS OF THIS AGREEMENT, TO SEEK DIRECT DAMAGES FOR SELLER’S BREACH OF ANY OF ITS OBLIGATIONS HEREUNDER.

16.03	Each Party agrees it has a duty to mitigate damages and covenants. Each Party will use commercially reasonable efforts to minimize any damages it may incur as a result of the other Party’s performance or non-performance of the Agreement (except that neither Party shall be required to enter into a replacement transaction as provided under this Agreement).

16.04	Each Party shall indemnify, defend, and hold the other Party harmless from and against any and all Claims arising out of or resulting from the willful acts or negligence of such Party, its agents, and employees.

ARTICLE 17. LIMITATION ON WAIVER

17.01	No waiver by either Party of any one or more defaults of the other Party in the performance of this Agreement or any Transaction shall operate or be construed as a waiver of any future default, or defaults, whether of a like or different character.

ARTICLE 18. CONFIDENTIALITY

18.01	This Agreement and any Confirmation are deemed confidential. The Parties shall protect the confidentiality of the terms of this Agreement and neither this Agreement or any of its terms shall be disclosed to any other person unless such disclosure is: (i) agreed to in writing by the Parties prior to release, (ii) required by law, (iii) required by jurisdictional regulation pursuant to the request of any regulatory authorities (including, without limitation, state utility commissions or boards, the Federal Energy Regulatory Commission, the U.S. Securities and Exchange Commission and tax authorities); to attorneys, auditors, consultants or other outside experts of the parties if said individuals are advised of the confidential nature of the information and said individuals agree to maintain the confidentiality of the information; or to generating unit co-owner(s). Where the law requires such disclosure, notice shall be given to the other Party, and to the extent possible, such notice shall be given in advance of disclosure.

ARTICLE 19. ENTIRETY, AMENDMENTS

19.01	This Agreement constitutes the entire agreement between the Parties. This Agreement may not be amended except in a written instrument making reference hereto signed by the Parties.

ARTICLE 20. SUCCESSORS AND ASSIGNS

20.01	This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns; provided, however, this Agreement may not be assigned by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

ARTICLE 21. GOVERNING LAWS

21.01	This Agreement shall be governed by and construed in accordance with the laws in the State of Wyoming.

ARTICLE 22. INTERPRETATION

22.01	The Parties acknowledge that each Party and its counsel have reviewed this Agreement and that the rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.

ARTICLE 23. RESALE AND BUYER’S OBLIGATIONS

23.01	The Parties agree, unless specifically provided otherwise in a specific Confirmation, Buyer may resell the Coal purchased under a particular Transaction to another party (“Buyer’s Customer”). The Parties agree that Buyer’s Customer may perform some of Buyer’s obligations; nevertheless, Buyer shall remain liable for all of Buyer’s obligations hereunder and Buyer shall indemnify and hold Seller harmless from and against any and all Claims made by Buyer’s Customer against Seller. In addition, Buyer agrees to the following:

a)	Buyer shall inform Seller at least twenty-four (24) hours in advance of arrival of each unit train at the mine of the identification number of the unit train, identification of Buyer’s Customer, and destination of such unit trains.

b)	The loading of such unit train shall be in accordance with the loading provisions set forth herein unless Buyer notifies Seller in advance of different loading provisions and such different loading provisions are in general accordance with general operating parameters in the mine’s region, and do not, in Seller’s reasonable opinion, impose an undue operating or economic burden on Seller.

c)	All information to be supplied by Seller to Buyer under this Agreement including but not limited to analysis, weights, train manifest and invoicing information shall be supplied to Buyer and Buyer shall be responsible for transmitting such information to Buyer’s Customer. Buyer is specifically released from its confidentiality obligations (Article 18) with respect to quality and weighing information provided by Buyer to Buyer’s Customer.

d)	If Buyer claims a Force Majeure event at or associated with Buyer’s generating station, such claim shall not apply to Coal taken under this Agreement and sold by Buyer to Buyer’s Customer. Force Majeure events occurring at or associated with generating stations or other facility to which Buyer has resold Coal, shall not affect the tonnage obligation of the Buyer under this Agreement. (Paragraph worded differently.)

ARTICLE 24. SURVIVAL

24.01	The provisions of Articles 12 through 22 and Article 24 shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement by their respective, duly authorized representatives effective as of the date first written above.

Kennecott Coal Sales Company	Otter Tail Power Company, a division
of Otter Tail Corporation

By: /s/ Kelly A. Cosgrove	By: /s/ Ward Uggerud

Kelly A. Cosgrove
Vice President, Marketing & Sales	Title: Sr. Vice President, Supply

Date: 6/1/04	Date: June 22, 2004

NorthWestern Corporation, doing business as NorthWestern Energy
By:	/s/ Michael J. Hanson
Title: Chief Operating Officer
Date: July 14, 2004

Montana-Dakota Utilities Co., a division of MDU Resources Inc.
By:	/s/ Andrea Stomberg
Title: V.P. Electric Supply
Date: June 29, 2004

EXHIBIT A

THRALL CAR MANUFACTURING COMPANY
CHICAGO HEIGHTS, ILLINOIS 60411
SPECIFICATION GT-4530-95-0946
121-TON, 4,530 CUBIC FOOT,
MAXGON, ALLUMINUM GONDOLA CAR
OTTER TAIL POWER COMPANY
November 13, 1995 (Revised September 11, 1996)

GENERAL DIMENSIONS

LENGTH BETWEEN PULLING FACE OF COUPLERS	53’ – 1”
LENGTH OVER STRIKERS	50’ – 5-1/2”
TRUCK CENTERS	40’ – 6”
INSIDE LENGTH	47” – 9”
TUB LENGTH	28’ – 0-1/4”
INSIDE WIDTH	9’ – 10-7/16”
EXTREME WIDTH	10’ – 8”
HEIGHT RAIL TO BOTTOM OF TUBS	1’ – 1-3/4”
CENTERLINE OF COUPLERS (NOM.) W/2” CENTER PLATE ENGAGEMENT	2’ – 10-3/4”
HEIGHT RAIL TO TOP OF TOP CHORD	12’ – 8-1/2”
EXTREME HEIGHT	12’ – 9-3/8”
NOTE: LONGITUDINAL BODY DIMENSIONS CARRY A TOLERANCE OF ± 1/2”
LATERAL BODY DIMENSIONS CARRY A TOLERANCE OF +0, -1/2”
AAR CLEARANCE DIAGRAM	PLATE “B”
ESTIMATED LIGHT WEIGHT	43,000 LBS.
CUBIC CAPACITY (NOMINAL, LEVEL FULL)	4,530 CU. FT.
CUBIC CAPACITY (10” AVG. HEAP)	4,923 CU. FT.
GROSS RAIL LOAD	286,000 LBS.
CURVE DATA
HORIZONTAL –COUPLED TO LIKE CAR	174’ RADIUS
HORIZONTAL – COUPLED TO BASE CAR	158’ RADIUS
HORIZONTAL - UNCOUPLED	150’ RADIUS
VERTICAL – UNCOUPLED	300’ RADIUS

(*) Confidential information has been omitted and filed separately with the Commission pursuant to Rule 24b-2.